Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com

Targa Resources, Inc. Reports Third Quarter 2008 Financial Results

HOUSTON-November 12, 2008 - Targa Resources, Inc. (“Targa” or the “Company”) today announced its financial and operating results for the third quarter of 2008. Targa reported a third quarter 2008 net loss of $20.9 million compared to third quarter 2007 net income of $13.3 million. The loss is primarily from a $31.6 million pre-tax lower of cost or market adjustment related to our NGL inventories, a $17.9 million pre-tax loss reserve for damage to certain of our Gulf Coast facilities caused by Hurricanes Gustav and Ike and an $11.8 million pre-tax non-cash hedge loss.

“Despite the NGL inventory write-down and recent impact from Hurricanes Gustav and Ike, as well as final rebuild work earlier in the year as a result of Hurricane Katrina; we are impressed with Targa’s 10% and 6% increase in year-to-date operating income and Adjusted EBITDA, respectively,” said Rene Joyce, Chief Executive Officer of Targa Resources, Inc.

“Going forward, we believe that our strong liquidity and hedge program will enable us to weather commodity price volatility and the strained credit market environment. Obviously, projected commodity prices and producer activities in our areas of operations must be closely monitored for impacts to our 2009 business plan and we will continue to execute with a focus on operating cost control and discipline regarding capital expenditures,” added Rene Joyce.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In millions)
Revenues	$2,353.0	$1,863.6	$6,818.6	$4,923.4
Product purchases	2,176.8	1,664.7	6,201.4	4,373.3
Operating expenses	73.6	59.5	208.4	179.8
Depreciation and amortization expense	41.1	37.6	118.0	110.8
General and administrative expense	26.7	35.8	78.7	78.2
Casualty loss	17.9	—	17.9	—
Gain on sales of assets	—	—	(4.5)	(0.1)

Income from operations	16.9	66.0	198.7	181.4
Interest expense, net	(24.6)	(34.7)	(73.8)	(112.8)
Other	(1.3)	—	17.3	—
Equity in earnings of unconsolidated investments	2.5	2.3	13.2	8.0
Minority interest / non-controlling interest	(24.6)	(10.3)	(82.1)	(27.1)
Income tax (expense) benefit	10.2	(10.0)	(29.6)	(13.2)

Net income (loss)	$ (20.9)	$13.3	$43.7	$36.3

Financial data:

Operating margin	$102.6	$139.4	$408.8	$370.3
Adjusted EBITDA	46.4	92.1	275.7	259.3

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating data:
Gathering throughput, MMcf/d	1,859.2	2,002.8	2,043.4	1,992.9
Plant natural gas inlet, MMcf/d	1,817.3	1,956.4	1,994.9	1,949.7
Gross NGL production, MBbl/d	100.8	107.1	103.2	105.7
Natural gas sales, BBtu/d	515.3	538.0	524.9	526.6
NGL sales, MBbl/d	290.1	330.3	297.8	309.3
Condensate sales, MBbl/d	3.9	4.4	3.8	3.9

Average realized prices:
Natural gas, $/MMBtu
Average realized sales price	9.30	5.78	9.11	6.41
Impact of hedging	(0.12)	0.20	(0.04)	0.16

Average realized price	9.18	5.98	9.07	6.57

NGLs, $/gal
Average realized sales price	1.67	1.19	1.57	1.08
Impact of hedging	(0.03)	(0.01)	(0.02)	—

Average realized price	1.64	1.18	1.55	1.08

Condensate, $/Bbl
Average realized sales price	113.05	72.96	109.35	64.10
Impact of hedging	(4.75)	(0.25)	(3.93)	0.73

Average realized price	108.30	72.71	105.42	64.83

Review of Third Quarter Results

The Company recorded a third quarter 2008 net loss of $20.9 million, compared to net income of $13.3 million for the third quarter of 2007. The primary drivers for the decrease were:

•	a $31.6 million lower of cost or market adjustment related to NGL inventories;

•	a $17.9 million loss reserve for facilities damaged by Hurricanes Gustav and Ike;

•	a 24% increase in operating expenses;

•	a 139% increase in non-controlling and minority interest expense; and

•	decreases in natural gas, NGL and condensate sales volumes of 4%, 12% and 11%, respectively, offset by;

•	increases in average realized natural gas, NGL and condensate prices of 54%, 39%, and 49%, respectively, as compared to the third quarter of 2007;

•	a 29% decrease in interest expense;

•	a 25% decrease in general and administrative expense; and

•	a 202% decrease in income tax expense.

Third quarter 2008 gathering throughput of 1.9 Bcf/d and plant natural gas inlet of 1.8 Bcf/d were each 7% lower than for the third quarter of 2007. Third quarter 2008 gross NGL production of 100.8 MBbl/d was 6% lower than for the third quarter of 2007.

Review of Nine Months Results

Net income for the first nine months of 2008 was $43.7 million, compared to net income of $36.3 million for the first nine months of 2007. The primary drivers for the increase were:

•	increases in average realized natural gas, NGL and condensate prices of 38%, 44%, and 63%, respectively, as compared to the first nine months of 2007;

•	a 35% decrease in interest expense; and

•	a gain of $18.6 million on property damage insurance claims, offset by:

•	decreases in natural gas, NGL and condensate sales volumes of less than 1%, 4% and 3%, respectively,

•	a $31.6 million lower of cost or market adjustment related to NGL inventories;

•	a $17.9 million loss reserve for facilities damaged by Hurricanes Gustav and Ike;

•	a 16% increase in operating expenses;

•	a 203% increase in non-controlling and minority interest expense; and

•	a 124% increase in income tax expense;

Gathering throughput and plant natural gas inlet of 2.0 Bcf/d for the first nine months of 2008 were largely unchanged from the first nine months of 2007. Gross NGL production of 103.2 MBbl/d was 2% lower than for the same period of 2007.

Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Company views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. The generally accepted accounting principles (“GAAP”) measure most directly comparable to segment operating margin is net income. Operating margin is a non-GAAP financial measure that is defined later in this release.

Natural Gas Gathering and Processing Segment

Our Natural Gas Gathering and Processing segment, which includes Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), consists of the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In millions, except operating and price data)
Operating statistics:
Gathering throughput, MMcf/d	1,859.3	2,002.8	2,043.4	1,992.9
Plant natural gas inlet, MMcf/d	1,817.3	1,956.4	1,994.9	1,949.7
Gross NGL production, MBbl/d	100.8	107.1	103.2	105.7

Natural gas sales, BBtu/d	532.7	558.5	543.0	544.3
NGL sales, MBbl/d	84.7	91.7	88.6	90.6
Condensate sales, MBbl/d	4.8	5.5	5.0	5.2

Natural gas, $/MMBtu
Average realized sales price	9.33	5.79	9.13	6.42
Impact of hedging	(0.11)	0.19	(0.04)	0.15

Average realized price	9.22	5.98	9.09	6.57

NGLs, $/gal
Average realized sales price	1.51	1.08	1.44	0.97
Impact of hedging	(0.09)	(0.02)	(0.07)	(0.01)

Average realized price	1.42	1.06	1.37	0.96

Condensate, $/Bbl
Average realized sales price	107.11	69.53	99.54	60.51
Impact of hedging	(3.83)	(0.20)	(2.93)	0.55

Average realized price	103.28	69.33	96.61	61.06

Revenues	$971.2	$726.4	$2,904.0	$2,079.6
Product purchases	(816.4)	(588.9)	(2,455.0)	(1,696.2)
Operating expenses	(37.5)	(29.0)	(102.3)	(86.7)

Operating margin	$117.3	$108.5	$346.7	$296.7

Equity in earnings of VESCO	$1.4	$1.6	$10.2	$5.1

Review of Third Quarter Results

Revenues increased by $244.8 million, or 34%, to $971.2 million for the third quarter of 2008 compared to $726.4 million for the third quarter of 2007. The increase was primarily due to higher natural gas and NGL prices, offset by lower volumes. The lower volumes were primarily the result of Gulf Coast natural gas processing plant shutdowns after Hurricanes Gustav and Ike in September 2008.

Third quarter 2008 realized prices for natural gas, NGL and condensate increased by 54%, 34% and 49%, respectively, compared to third quarter 2007 realized prices.

Natural gas sales volumes decreased by 25.8 BBtu/d, or 5%, to 532.7 BBtu/d for the third quarter of 2008 compared to 558.5 BBtu/d for the third quarter of 2007. Third quarter 2008 NGL sales volumes decreased by 7.0 MBbl/d, or 8% to 84.7 MBbl/d for the third quarter of 2008 compared to 91.7 MBbl/d for the same period in 2007. Condensate sales volumes decreased by 0.7 MBbl/d, or 13%, to 4.8 MBbl/d for the third quarter of 2008 compared to 5.5 MBbl/d for the same period in 2007.

Product purchases increased by $227.5 million, or 39%, to $816.4 million for the third quarter of 2008 compared to $588.9 million for third quarter of 2007. The increase was due primarily to the aforementioned higher commodity prices and higher spot price purchases for industrial customers.

Operating expenses increased by $8.5 million, or 29%, to $37.5 million for the third quarter of 2008 compared to $29.0 million for the third quarter of 2007. The increase was primarily due to higher compensation expenses, increased general maintenance expenses, and higher chemicals, lube oil and utility costs and the consolidation of VESCO beginning August 1. 2008.

Review of Nine Months Results

Revenues increased by $824.4 million, or 40%, to $2,904.0 million for the first nine months of 2008 compared to $2,079.6 million for the first nine months of 2007. This increase was primarily due to higher gas and NGL prices, offset by lower volumes. The lower volumes were primarily the result of Gulf Coast natural gas processing plant shutdowns after Hurricanes Gustav and Ike in September 2008.

Average realized prices for natural gas, NGL and condensate were 38%, 43% and 58% higher for the first nine months of 2008 compared to the first nine months of 2007.

Natural gas sales volumes decreased by 1.3 BBtu/d, or less than 1%, to 543.0 BBtu/d for the first nine months of 2008 compared to 544.3 BBtu/d for the same period of 2007. NGL sales volumes decreased by 2.0 MBbl/d, or 2%, to 88.6 MBbl/d for the first nine months of 2008 compared to 90.6 MBbl/d for the first nine months of 2007. Condensate sales volumes decreased by 0.2 MBbl/d, or 4%, to 5.0 MBbl/d for the first nine months of 2008 compared to the 5.2 MBbl/d for the first nine months of 2007.

Product purchases increased by $758.8 million, or 45%, to $2,455.0 million for the first nine months of 2008 compared to $1,696.2 million for the same period in 2007. The increase was due primarily to higher commodity prices mentioned above and higher spot price purchases for industrial customers.

Operating expenses increased by $15.6 million, or 18%, to $102.3 million for the first nine months of 2008 compared to $86.7 million for the first nine months of 2007. The increase was primarily due to higher compensation expenses and increased costs for general maintenance, chemicals, lube oil and utilities and the consolidation of VESCO beginning August 1, 2008.

Logistics Assets Segment

Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, treating and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our Natural Gas Gathering and Processing segment and are predominantly located in Mont Belvieu, and Galena Park, Texas and West Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In millions, except operating and price data)
Fractionation volumes, MBbl/d	207.1	232.0	219.3	207.3
Treating volumes, MBbl/d	20.4	16.8	19.0	6.5

Revenues from services	$65.5	$51.8	$181.8	$143.6
Other revenues	(0.1)	0.6	0.5	1.5

	65.4	52.4	182.3	145.1
Operating expenses	(49.8)	(40.0)	(148.2)	(116.4)

Operating margin	$15.6	$12.4	$34.1	$28.7

Equity in earnings of GCF	$1.1	$0.7	$3.0	$2.9

Review of Third Quarter Results

Revenues from services (fractionation, terminalling and storage, transportation and treating) increased by $13.7 million, or 26%, to $65.5 million for the third quarter of 2008 compared to $51.8 million for the third quarter of 2007. The increase was primarily from higher fractionation fees due to higher natural gas prices, an increase in commercial transportation revenues due to increased barge activity and an increase in terminalling revenue due to a new connection into a common carrier pipeline.

Operating expenses increased by $9.8 million, or 25%, to $49.8 million for the 2008 quarter compared to $40.0 million for the same period in 2007. The increase was primarily from increased fuel and electricity expense due to higher natural gas prices, increased barge and trucking activity operating expenses and increased usage of third-party fractionation services.

Review of Nine Months Results

Revenues from services (fractionation, terminalling and storage, transportation and treating) increased by $38.2 million, or 27%, to $181.8 million for the first nine months of 2008 compared to $143.6 million for the same period in 2007. The increase was primarily from higher fractionation fees due to higher natural gas prices, higher revenues from our low sulfur natural gasoline (“LSNG”) plant, and an increase in commercial transportation revenues, partially offset by lower barge activity at Galena Park.

Operating expenses increased by $31.8 million, or 27%, to $148.2 million for the first nine months of 2008 compared to $116.4 million for the first nine months of 2007. The increase was primarily from increased fuel and electricity expense due to higher natural gas prices and higher volumes, increased operating expenses at the LSNG plant, which operated only for four months during the 2007 period, higher barge and trucking activity, higher maintenance costs due to the Cedar Bayou Fractionator (“CBF”) turnaround, CBF boiler rentals and maintenance at the Mt. Belvieu Terminal and increased usage of third-party fractionation services.

NGL Distribution and Marketing Services Segment

Our NGL Distribution and Marketing segment markets our own natural gas liquids production and also purchased natural gas liquids products in selected United States markets. The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In millions, except operating and price data)
NGL sales, MBbl/d	258.1	291.1	257.6	267.1
NGL realized price, $/gal	1.66	1.18	1.54	1.06

NGL sales revenues	$1,654.0	$1,323.7	$4,564.4	$3,250.3
Other revenues	0.8	0.1	10.9	5.5

	1,654.8	1,323.8	4,575.3	3,255.8
Product purchases	(1,679.4)	(1,307.5)	(4,558.8)	(3,220.5)
Operating expenses	(0.3)	(0.1)	(1.5)	(1.4)

Operating margin	$(24.9)	$16.2	$15.0	$33.9

Review of Third Quarter Results

NGL sales revenues increased by $330.3 million, or 25%, to $1,654.0 million for the third quarter of 2008 compared to $1,323.7 million for the same period in 2007. The increase comprised a $480.4 million increase from higher realized NGL prices, up 41% to $1.66 for the third quarter of 2008 from $1.18 for the same period in 2007; partially offset by a $150.1 million decrease from lower sales volumes, down 11% to 258.1 MBbl/d for the third quarter of 2008 compared to 291.1 MBbl/d for the same period in 2007. The decrease in sales volumes was primarily attributable to industry disruptions due to Hurricanes Gustav and Ike.

Product purchases increased by $371.9 million, or 28%, to $1,679.4 million for the third quarter of 2008 compared to $1,307.5 million for the same period in 2007. A $520.2 million increase from higher commodity prices, inclusive of a charge of $24.1 million to reduce the carrying value of our NGL inventory to its realizable value, was partially offset by a $148.3 million decrease from lower purchased volumes.

Review of Nine Months Results

NGL sales revenues increased by $1,314.1 million, or 40%, to $4,564.4 million for the first nine months of 2008 compared to $3,250.3 million for the first nine months of 2007. The increase was primarily from a 45% increase in realized prices for NGLs, from $1.06 per gallon in the first nine months of 2007 to $1.54 for the first nine months of 2008. The effect of higher realized NGL prices was partially offset by 4% lower sales volumes for the first nine months of 2008, which were impacted by Hurricanes Gustav and Ike.

Product purchases increased by $1,338.3 million, or 42%, to $4,558.8 million for the first nine months of 2008 compared to $3,220.5 million for the same period in 2007. The increase was primarily from higher commodity prices, a $25.8 million charge to adjust our NGL inventory to its net realizable value, partially offset by lower purchased volumes due to the impact of Hurricanes Ike and Gustav.

Wholesale Marketing Segment

Our Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide LPG (liquefied petroleum gas) balancing services, purchasing natural gas liquids products from refinery customers and selling natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States and has a small marketing presence in Canada.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In millions, except operating and price data)
NGL sales, MBbl/d	47.0	49.8	60.1	59.1
NGL realized price, $/gal	1.77	1.28	1.70	1.19

NGL sales revenues	$320.6	$246.4	$1,175.3	$804.1
Other revenues	—	0.1	5.9	1.2

	320.6	246.5	1,181.2	805.3
Product purchases	(326.0)	(244.2)	(1,168.2)	(794.3)
Operating expenses	—	—	—	—

Operating margin	$(5.4)	$2.3	$13.0	$11.0

Review of Third Quarter Results

NGL sales revenue increased by $74.2 million, or 30%, to $320.6 million for the third quarter of 2008 compared to $246.4 million for the third quarter of 2007. Higher realized NGL prices increased revenue $88.0 million, partially offset by lower sales volumes, which reduced revenue by $13.8 million. The increase in realized NGL prices was due to higher overall market prices for all components, particularly higher propane prices which were up $0.49 per gallon, and a lighter component mix due primarily to the termination of a refinery supply agreement.

Product purchases increased by $81.8 million, or 33%, to $326.0 million for the third quarter of 2008 compared to $244.2 million for the third quarter of 2007. Higher NGL market prices increased product purchases by $87.7 million, partially offset by the effect of lower sales volumes, which reduced product purchases by $13.6 million. In addition, charges of $7.7 million and $0.2 million were taken in 2008 and 2007 to reduce the carrying value of NGL inventory to its realizable value.

Review of Nine Months Results

NGL sales revenues increased by $371.2 million, or 46%, to $1,175.3 million for the first nine months of 2008 compared to $804.1 million for the same period in 2007. The increase was primarily from a 43% period over period increase in realized NGL prices.

Product purchases increased by $373.9 million, or 47%, to $1,168.2 million for the first nine months of 2008 compared to $794.3 million for the same period in 2007. The increase was primarily from higher NGL market prices, which increased product purchases by $350.0 million. In addition, product purchases include a $7.7 million charge to adjust NGL inventory to its realizable value.

Targa Resources Partners LP

Targa currently owns approximately 26.5% of the Partnership, including its 2% general partner interest. Targa Resources GP LLC, the general partner of the Partnership, is wholly owned by Targa. Targa consolidates the Partnership’s assets, liabilities and results of operations due to its control of the Partnership through its general partner interest.

On October 24, 2008, the Partnership announced a cash distribution of $0.5175 per common and subordinated unit, or $2.07 per unit on an annualized basis, for the third quarter of 2008. This cash distribution will be paid November 14, 2008 on all outstanding common and subordinated units to holders of record as of the close of business on November 4, 2008.

Venice Energy Services Company

On July 31, 2008, Targa acquired a combined approximate 54% ownership interest in Venice Energy Services Company, L.L.C. (“VESCO”) from subsidiaries of Chevron Corporation. The acquisition increases Targa’s ownership in VESCO to approximately 77%.

Located near Venice, Louisiana in Plaquemines Parish, VESCO consists of two cryogenic natural gas processing trains with a total processing capacity of 750 MMcf/d and a FERC regulated pipeline that gathers gas from the outer continental shelf of the Gulf of Mexico.

Capitalization / Liquidity Update

Targa’s senior secured credit facility consists of: (i) a $1.25 billion term loan maturing 2012 of which $525.3 million remains outstanding (“Term Loan”), (ii) a $300 million synthetic letter of credit facility maturing in 2012 (“Synthetic LC Facility”) and (iii) a $250 million revolving credit facility maturing in 2011 (“Revolver”). In addition, $250 million of our 8.5% senior unsecured notes due 2013 (the “Notes”) are outstanding.

Total funded debt as of September 30, 2008 was $1,415 million, of which, $640 million is debt of the Partnership which is non-recourse to Targa but is consolidated. Excluding the debt of the Partnership, Targa’s total funded debt on September 30, 2008 was $775 million consisting of $250 million for the Notes and $525 million outstanding under the Term Loan.

At September 30, 2008, Targa’s total liquidity, excluding the Partnership, was approximately $339 million, which included full availability of the Revolver and $89 million of cash. Excluding the Partnership, Targa also had approximately $17.7 million available for the issuance of letters of credit under the Synthetic LC Facility.

On October 16, 2008, we requested a $100 million funding under our senior secured credit facility to increase our cash on hand, in the face of significant deterioration in the credit markets. Lehman Brothers Commercial Bank (“Lehman Bank”), a lender under our senior secured revolving credit facility, defaulted on its portion of the borrowing request resulting in an actual funding of $95.9 million. The proceeds from this borrowing are currently available to us as cash deposits. As a result of the default, we believe the availability under our senior secured credit facility has been effectively reduced by $10.2 million. On the same date, the Partnership requested a $100 million funding under its senior secured credit facility and Lehman Bank also defaulted on its portion of the borrowing request resulting in proceeds of $97.8 million. The proceeds from this borrowing are currently available to the Partnership as cash deposits. As a result of the default, we believe the availability under the Partnership’s senior secured credit facility has been effectively reduced by $9.5 million.

As of October 31, 2008, excluding the Partnership, Targa had approximately $271 million of cash, approximately $144 million of availability under its senior secured revolving credit facility and approximately $120 million available for the issuance of letters of credit under the Synthetic LC Facility bringing its total liquidity to approximately $535 million. As of October 31, 2008, the Partnership had approximately $130 million of cash and approximately $313 million of availability under its senior secured credit facility bringing its total liquidity to approximately $443 million.

Hurricane Update

Certain of our Louisiana and Texas facilities sustained damage during the 2005 hurricane season from two Gulf Coast hurricanes—Katrina and Rita. All repairs to our plant facilities relating to these two hurricanes have been completed.

During 2008, we received $48.5 million and $21.6 million related to property damage and business interruption insurance claims, most of which was in connection with the final resolution of our claims related to Katrina under the onshore property insurance program.

During the 2008 hurricane season, certain facilities in Louisiana and Texas sustained damage and had disruption to their operations from Hurricanes Gustav and Ike. Hurricane Gustav made landfall near Cocodrie, Louisiana on September 1, 2008. Hurricane Ike made landfall at Galveston, Texas on September 13, 2008.

Our Venice and Yscloskey gas processing plants were impacted by the storm surge caused by both hurricanes. Damage at these two facilities was not substantial. The Venice gas plant was processing gas by early October. The Yscloskey gas plant start-up and commissioning timing has been delayed to late November as a result of hurricane damage to the Tennessee Gas Pipeline Bluewater offshore system. Mechanical repairs have been completed and additional repairs are ongoing in preparation for the current schedule of available gas. Volumes available for processing at both facilities have been impacted by third-party offshore production shut-ins/evacuations ahead of the hurricanes, and by subsequent damage to those third-party facilities and pipelines from the hurricanes.

In Texas, our Galena Park marine terminal sustained a significant storm surge from Ike, resulting in damage to the docks, associated piping and related infrastructure. Temporary repairs restored limited barge and ship cargo transfers by late September, with full loading/offloading capabilities expected to be restored by the end of December. Galena Park’s shore-side facilities sustained relatively minor flood damage. Our Mont Belvieu complex sustained relatively minor wind damage and was fully operational by late September. Ike’s storm surge significantly impacted our Stingray and Barracuda gas processing facilities and our Hackberry storage facility, all of which are located in Cameron Parish, Louisiana. Operations at Hackberry resumed partial functionality in late September, with permanent repairs ongoing and full resumption of operations expected by the end of the fourth quarter. Gas processing operations at Stingray and Barracuda are anticipated to resume during the second quarter of 2009.

While it is still very early in the claims process, and we need to finalize repair assessments and cost estimates for those facilities that require repair, we currently estimate the cost associated with our interest for those repairs to be approximately $65 million. We believe that we have adequate insurance coverage (subject to customary deductibles, limits and sub-limits) to cover the respective facility repair costs and to offset the majority of the associated lost profits as a result of the hurricanes. The property damage deductibles under our insurance coverage will reduce our ultimate property damage insurance recoveries by approximately $14 million. We will have additional out of pocket costs associated with improvements (e.g., elevating critical equipment) that may not be covered by insurance. For the three months ended September 30, 2008, we recorded a loss provision of $17.9 million for our estimated out-of-pocket cleanup and repair costs related to Gustav and Ike, after estimated insurance proceeds.

We are still in the process of analyzing the factors affecting the amount of our business interruption claims. We maintain a 30 day time-element business interruption waiting period for our onshore facilities, and a 45 day time-element contingent business interruption waiting period for third-party offshore property damage related income impacts to our onshore facilities. Based on the information currently available to us we believe that we could receive business interruption claim proceeds in excess of $10 million. We will recognize income from business interruption claims in the period that a Proof of Loss is executed with the insurance company.

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Our gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, our publicly traded master limited partnership, the Fort Worth Basin in North Texas, the Permian Basin in West Texas and the onshore region of the Louisiana Gulf Coast. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Targa will host a conference call for investors and analysts at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) to discuss third quarter results.

The conference call can be accessed via Webcast through the Investor’s section of the Company’s website at http://www.targaresources.com or by dialing 800-240-4186. The pass code is 11121587. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investors section of the Company’s website and will remain available until November 28, 2008. Replay access numbers are 303-590-3000 or 800-405-2236 with pass code 11121587.

Targa’s principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

For more information, visit www.targaresources.com.

Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of Adjusted EBITDA and operating margin. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Operating Margin - With respect to our Natural Gas Gathering and Processing division, we define operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our Natural Gas Gathering and Processing segment operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail in the Company’s reports and other filings with the Securities and Exchange Commission.

With respect to our NGL Logistics and Marketing division, we define operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, our management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.

The GAAP measure most directly comparable to operating margin is net income (loss). Our non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income (loss). Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures and understanding how the differences between the measures could affect our decision-making processes.

Adjusted EBITDA - We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of our assets to general cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures could affect our decision-making processes.

Our segment operating margin is as follows for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In millions)
Natural Gas Gathering and Processing	$117.3	$108.5	$346.7	$296.7
Logistics Assets	15.6	12.4	34.1	28.7
NGL Distribution and Marketing Services	(24.9)	16.2	15.0	33.9
Wholesale Marketing	(5.4)	2.3	13.0	11.0

	$102.6	$139.4	$408.8	$370.3

A reconciliation of our measurement of non-GAAP Adjusted EBITDA and non-GAAP operating margin to comparable GAAP measures follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In millions)
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Adjusted EBITDA:
Net cash provided by (used in) operating activities	$(144.4)	$52.2	$187.5	$136.8
Interest expense, net (excluding amortization)	23.0	(1.8)	68.1	101.9
Current income tax expense (benefit)	(1.0)	2.6	0.2	1.3
Changes in operating working capital which used (provided) cash:
Accounts receivable and other assets	(167.8)	114.3	(268.6)	129.8
Inventory	13.2	62.3	(22.4)	27.6
Accounts payable and other liabilities	233.4	(121.7)	204.5	(139.0)
Other, net	90.0	(15.8)	106.4	0.9

Adjusted EBITDA	$46.4	$92.1	$275.7	$259.3

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(20.9)	$13.3	$43.7	$36.3
Add:
Interest expense, net	24.6	34.7	73.8	112.8
Income tax expense (benefit)	(10.2)	10.0	29.6	13.2
Depreciation and amortization	41.1	37.6	118.0	110.8
Non-cash loss (gain) related to derivative instruments	11.8	(3.5)	10.6	(13.8)

Adjusted EBITDA	$46.4	$92.1	$275.7	$259.3

Reconciliation of Net Income (Loss) to Operating Margin
Net income (loss)	$(20.9)	$13.3	$43.7	$36.3
Add:
Depreciation and amortization expense	41.1	37.6	118.0	110.8
General and administrative expense	26.7	35.8	78.7	78.2
Casualty loss	17.9	—	17.9	—
Interest expense, net	24.6	34.7	73.8	112.8
Other, net	23.4	8.0	47.1	19.0
Income tax expense (benefit)	(10.2)	10.0	29.6	13.2

Operating Margin	$102.6	$139.4	$408.8	$370.3

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s reports and other filings with the Securities and Exchange Commission. Targa undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

Phone: 713-584-1133

Anthony Riley

Sr. Manager - Finance/Investor Relations

Matt Meloy Vice

President - Finance and Treasurer

TARGA RESOURCES, INC.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$123,489	$177,949
Trade receivables	638,692	836,044
Inventory	118,933	143,185
Other current assets	49,012	105,198

Total current assets	930,126	1,262,376

Property, plant and equipment, net	2,627,554	2,430,070
Other assets	113,200	97,519

Total assets	$3,670,880	$3,789,965

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	698,307	850,105
Other current liabilities	49,189	88,068

Total current liabilities	747,496	938,173

Long-term debt, less current maturities	1,402,800	1,398,475
Minority interest/non-controlling interest	873,569	815,126
Other long-term obligations	146,710	145,787

Stockholder’s equity:
Stockholder’s equity	539,933	548,520
Accumulated other comprehensive loss	(39,628)	(56,116)

Total stockholder’s equity	500,305	492,404

Total liabilities and stockholder’s equity	$3,670,880	$3,789,965

TARGA RESOURCES, INC.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUES	$2,352,987	$1,863,636	$6,818,606	$4,923,416

COSTS AND EXPENSES:
Product purchases	2,176,830	1,664,703	6,201,360	4,373,289
Operating expenses	73,583	59,526	208,390	179,837
Depreciation and amortization expense	41,086	37,591	118,028	110,757
General and administrative expense	26,679	35,831	78,696	78,221
Casualty loss	17,899	—	17,899	—
(Gain) loss on sale of assets	(13)	36	(4,458)	(95)

Total costs and expenses	2,336,064	1,797,687	6,619,915	4,742,009

INCOME FROM OPERATIONS	16,923	65,949	198,691	181,407
Other income (expense):
Interest expense, net	(24,599)	(34,749)	(73,844)	(112,752)
Equity in earnings of unconsolidated investments	2,534	2,317	13,189	7,964
Minority interest/non-controlling interest	(24,603)	(10,254)	(81,957)	(27,120)
Other, net	(1,311)	—	17,255	—

Income (loss) before income taxes	(31,056)	23,263	73,334	49,499
Income tax (expense) benefit	10,176	(9,974)	(29,600)	(13,170)

NET INCOME (LOSS)	$(20,880)	$13,289	$43,734	$36,329

TARGA RESOURCES, INC.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION

(In thousands)

	Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$43,734	$36,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	126,130	124,085
Deferred income tax expense	29,416	11,881
Risk management activities	(76,754)	(13,821)
Minority interest/non-controlling interest	81,957	27,120
Minority interest/non-controlling interest distributions	(75,039)	(25,313)
Other	(28,388)	(4,959)
Changes in operating assets and liabilities	86,446	(18,498)

Net cash provided by operating activities	187,502	136,824

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(89,571)	(97,766)
Proceeds from property insurance	48,294	17,900
Acquisitions, net of cash acquired	(124,938)	—
Other	(20,096)	(2,393)

Net cash used in investing activities	(186,311)	(82,259)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under credit facility	(9,375)	(709,375)
Net repayments under Partnership credit facility	(236,300)	294,500
Proceeds from issuance of Partnership senior notes	250,000	—
Distribution to Targa Investments Inc.	(52,774)	(167)
Contribution from non-controlling interest in the Partnership	—	377,454
Costs incurred in connection with financing arrangements	(7,202)	(4,147)
Other	—	(3,161)

Net cash used in financing activities	(55,651)	(44,896)

Net change in cash and cash equivalents	(54,460)	9,669
Cash and cash equivalents, beginning of period	177,949	142,739

Cash and cash equivalents, end of period	$123,489	$152,408